Castle Brands Announces Fiscal 2018 First Quarter Results

Net Sales Increase 24.5% and Gross Profit Increases 27.7% Driven by Continued Growth of Jefferson’s, Goslings Stormy Ginger Beer and Irish Whiskey Portfolio

NEW YORK – August 9, 2017 — Castle Brands Inc. (NYSE American: ROX), a developer and international marketer of premium and super-premium drinks brands, today reported financial results for the three months ended June 30, 2017.

Operating highlights for the quarter ended June 30, 2017:

●	Net sales increased 24.5% to $20.9 million for the first quarter of fiscal year 2018, as compared to $16.8 million for the comparable prior-year period.

●	Total gross profit increased 27.7% to $8.6 million, as compared to $6.7 million for the comparable prior-year period.

●	Sales of Jefferson’s bourbons were up 18.3% to 15,600 cases, as compared to 13,200 cases in the comparable prior-year period.

●	Sales of Goslings Stormy Ginger Beer increased 51.8% to 457,000 cases from 301,000 cases in the comparable prior-year period.

●	Beginning in March 2017, Goslings Stormy Ginger Beer was added to the mixer section in approximately 4,500 Walmart stores in the U.S.

●	Sales of Irish whiskey were up 32.3% to 10,500 cases, as compared to 7,900 cases in the comparable prior-year period.

●	During the first quarter, the Company continued its new fill bourbon programs to support future growth of the Jefferson’s brands.

“Continued strong growth of our more profitable brands, such as Jefferson’s and our Irish whiskeys, coupled with significantly increased sales of ginger beer, resulted in record first quarter revenues. Strong revenue growth, and even greater growth in gross profit, led to EBITDA, as adjusted, improving by 57.0% to $0.8 million. We expect that these growth trends and improving financial performance will continue,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“The acquisition of an additional 20.1% stake in our Gosling-Castle Partners (GCP) subsidiary on March 29, 2017 was a very important milestone for Castle Brands. This transaction increased Castle Brands’ ownership of GCP to 80.1%, which enables it to be consolidated for tax purposes. This is allowing us to use our substantial NOLs to offset GCP’s growing net income,” Mr. Lampen added.

“We used our aged bourbon reserves to support increased sales of Jefferson’s and its more expensive brand extensions, such as Jefferson’s Ocean Aged at Sea and wine finishes. We also continue to add innovative expressions to increase sales and enhance the Jefferson’s brand. Jefferson’s is now one of the top five selling premium small batch bourbons and the only leading small batch brand not owned by a major spirits company,” said John Glover, Chief Operating Officer of Castle Brands.

“Our whiskey portfolio also benefitted from additions to our Irish whiskey offerings, the launch of the Arran Scotch Whiskies and the barrel program for Knappogue Castle Whiskey. We expect strong growth in whiskey sales to continue. We were pleased that we began a new fill program to supplement our overall Irish whiskey supply agreements to support future growth. Goslings Stormy Ginger Beer also continues to grow rapidly, benefitting from distribution in approximately 4,500 Walmart stores and many other off-premise and on-premise locations,” Mr. Glover added.

In the first quarter of fiscal 2018, the Company had net sales of $20.9 million, a 24.5% increase from net sales of $16.8 million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.9) million, or ($0.01) per basic and diluted share, in the first quarter of fiscal 2018, as compared to a loss of ($0.8) million, or ($0.00) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the first quarter of fiscal 2018 was $0.8 million as compared to $0.5 million for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, transaction fees, other expense (income), net, income from equity investment in non-consolidated affiliate, foreign exchange and net income (loss) attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon, Jefferson’s Wine Finish Collection and Jefferson’s Wood Experiments, Goslings® Rums, Goslings® Stormy Ginger Beer, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, The Arran Malt® Single Malt Scotch Whisky, The Robert Burns Scotch Whisky and Machrie Moor Scotch Whisky. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2017 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended June 30,
	2017	2016
Sales, net*	$20,852,287	$16,750,925
Cost of sales*	12,273,668	10,034,810

Gross profit	8,578,619	6,716,115

Selling expense	6,056,199	4,630,915
General and administrative expense	2,262,997	1,990,235
Depreciation and amortization	204,952	253,634

Income (loss) from operations	54,471	(158,669)

Other expense, net	—	(306)
Income from equity investment in non-consolidated affiliate	41,749	4,483
Foreign exchange (loss) gain	(51,161)	79,863
Interest expense, net	(891,864)	(310,261)

Loss before provision for income taxes	(846,805)	(384,890)
Income tax expense, net	(18,413)	(210,813)

Net loss	(865,218)	(595,703)
Net income attributable to noncontrolling interests	(81,177)	(170,116)

Net loss attributable to common shareholders	$(946,395)	$(765,819)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.00)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	163,072,642	160,521,947

** Sales, net and Cost of sales include excise taxes of $1,639,755 and $1,715,961 for the three months ended June 30, 2017 and 2016, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted

(Unaudited)

	Three months ended June 30,
	2017	2016
Net loss attributable to common shareholders	$(946,395)	$(765,819)
Adjustments:
Interest expense, net	891,864	310,261
Income tax expense, net	18,413	210,813
Depreciation and amortization	204,952	253,634
EBITDA	168,834	8,889
Allowance for doubtful accounts	14,100	11,550
Allowance for obsolete inventory	50,000	50,000
Stock-based compensation expense	475,326	352,400
Other expense, net	—	306
Income from equity investment in non-consolidated affiliate	(41,749)	(4,483)
Foreign exchange loss (gain)	51,161	(79,863)
Net income attributable to noncontrolling interests	81,177	170,116
EBITDA, as adjusted	$798,849	$508,915

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com